EXHIBIT 99.1

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:                   Theresa M. Wasko, Treasurer & CFO
Telephone Number:          610-965-5959
E-mail:                    twasko@eastpennbank.com

                 EAST PENN FINANCIAL CORPORATION REPORTS RECORD
                    EARNINGS FOR THE 23rd CONSECUTIVE QUARTER

     (January 24, 2005) - EMMAUS, PA -- East Penn Financial Corporation (NasdaqSC: EPEN), parent of East Penn Bank, today announced record earnings of $858,000 for the fourth quarter of 2004, representing a 3.4% increase over fourth quarter 2003 earnings of $830,000. Basic and diluted earnings per share for the fourth quarter of 2004 were $0.14 per share, as compared with $0.13 per share for the fourth quarter of 2003.

     Earnings for the twelve months ended December 31, 2004 were $3,250,000, or 15.7% ahead of earnings of $2,809,000 for the twelve months ended December 31, 2003. Basic earnings per share of $0.52 per share and diluted earnings per share of $0.51 per share increased for the year ended 2004 from basic and diluted earnings per share of $0.43 for the year ended 2003. The Company's annualized return on average stockholders' equity was 16.07% for the twelve months ended December 31, 2004 in comparison with 13.96% for the same period in 2003.

     The increase in 2004 fourth quarter earnings is attributable to a 14.5% increase in net interest income over the fourth quarter of 2003, which resulted from a combination of factors including increased short-term interest rates, proactive management of cost of funds and a shift in interest earning assets where the Company's investment portfolio declined, while loans, which are a higher yielding asset, grew 16.3%. This also had a positive impact on the net interest margin on a fully tax equivalent basis for the quarter ending December 31, 2004, which increased to 3.92% as compared with 3.76% for the same period in 2003. The provision for loan losses increased 126.3% to $86,000 for the fourth quarter of 2004 as compared with $38,000 for the fourth quarter of 2003 as a result of the loan growth. For the year ended December 31, 2004, the allowance for loan losses was 1.18% of total loans as compared with 1.16% for the 2003-year end. Operating expenses for the fourth quarter of 2004 increased 6.7% over fourth quarter of 2003 as a result of the company's growth. Other income declined 23.2% as a result of less fee income from mortgage banking activities and less gains from sales of available for sale securities from the restructuring of the Company's portfolio.

     Asset quality continues to remain strong for the fourth quarter of 2004, considering that the percentage of non-performing assets to total assets is 0.30%, as compared with 0.21% for the fourth quarter of 2003. Net charge-offs as a percentage of average loans decreased to 0.03% for the fourth quarter of 2004 from 0.08% for the fourth quarter of 2003.

     East Penn Financial Corporation, with assets of $359.4 million, is a locally owned bank holding company headquartered in Emmaus, Pennsylvania. Its principal banking subsidiary is East Penn Bank, a community- and customer-oriented bank, incorporated in 1990, which currently operates 7 branch locations serving the Lehigh Valley.

     Additional information about East Penn Financial Corporation is available on its website at www.eastpennbank.com.
                  --------------------

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the bank's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in East Penn Financial Corporation's filings with the Securities and Exchange Commission.

East Penn Financial Corporation
Consolidated Selected Financial Information

                                                              December 31,
(in thousands, except per share data)                     2004            2003
                                                      --------------------------
                                                      (Unaudited)     (Audited)

Balance Sheet Data:
Total assets                                          $  359,414      $  337,939

Securities available for sale                             90,695         106,230

Securities held to maturity, at cost                       1,040           1,051

Mortgages held for sale                                    1,146             956

Total loans (net of unearned discount)                   240,669         207,016

Allowance for loan losses                                  2,838           2,403

Premises and equipment, net                                7,510           6,181

Non-interest bearing deposits                             42,029          36,961

Interest bearing deposits                                256,236         242,937
                                                      ----------      ----------
Total deposits                                           298,265         279,898

Federal funds purchased and securities

  sold under agreements to repurchase                      5,349           4,512

Other borrowings                                          25,000          25,000

Junior subordinated debentures                             8,248           8,000

Stockholders' equity                                      21,667          19,543

Common shares outstanding                              6,300,560       6,299,160
Book value per share                                  $     3.44      $     3.10


                                               Three Months               Twelve Months
                                             Ended December 31,         Ended December 31,
(in thousands, except per share data)         2004         2003         2004         2003
                                           -----------------------   -----------------------
                                           (Unaudited)   (Audited)   (Unaudited)   (Audited)
Statement of Income Data:
Total interest income                        $ 4,419      $ 3,917      $16,848      $14,897

Total interest expense                         1,318        1,209        5,115        4,685
                                             --------------------      --------------------
Net interest income                            3,101        2,708       11,733       10,212

Provision for loan losses                         86           38          498          380
                                             --------------------      --------------------
Net interest income after provision            3,015        2,670       11,235        9,832

Other income                                     574          747        2,130        2,271

Other expenses                                 2,465        2,311        9,093        8,368
                                             --------------------      --------------------

   Net income before taxes                     1,124        1,106        4,272        3,735

Income tax expense                               266          276        1,022          926
                                             --------------------      --------------------

 Net income                                  $   858      $   830      $ 3,250      $ 2,809
                                             ====================      ====================

Basic earnings per share (1)                 $  0.14      $  0.13      $  0.52      $  0.43
Diluted earnings per share (2)               $  0.14      $  0.13      $  0.51      $  0.43

Cash dividends per common share                   --           --      $  0.16      $  0.10

                                                       Twelve Months
                                                     Ended December 31,
                                                     2004          2003
                                                  -----------------------
                                                  (Unaudited)   (Audited)
Selected Financial Ratios:
Return on average equity                             16.07%       13.96%
Return on average assets                              0.93%        0.95%
Net interest margin (3)                               3.79%        3.85%
Efficiency ratios:
  Operating expenses as a percentage of
   revenues (3)                                      62.89%       63.00%
  Operating expenses as a percentage of
   average assets                                     2.66%        2.88%
Tier 1 leverage capital                               8.04%        7.95%
Net loans (4) as a percent of deposits               80.69%       73.96%
Average equity to average assets                      5.80%        6.76%

Selected Asset Quality Ratios:
Allowance for loan losses / Total loans (4)           1.18%        1.16%
Allowance for loan losses /
   Non-performing assets (5)                        287.83%      608.35%
Non-accrual loans / Total loans (4)                   0.41%        0.19%
Non-performing assets / Total assets                  0.30%        0.21%
Net charge-offs / Average loans (4)                   0.03%        0.08%

(1) Based upon the weighted average number of shares of common stock outstanding for the applicable periods.
(2) Based upon the weighted average number of shares plus dilutive potential common share equivalents outstanding for the applicable periods.
(3) Calculated on a fully tax equivalent basis assuming a tax rate of 34%.
(4)  The  term  "loans"   includes  loans  held  in  the  portfolio,   including
non-accruing  loans, and excludes loans held for sale.
(5) Includes non-accrual loans.